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                                                                      EXHIBIT 21
                           SUBSIDIARIES OF THE COMPANY

The following list identifies the subsidiaries of the Company:


SUBSIDIARY NAME                 STATE OF INCORPORATION

Astrochem Corporation           New Jersey
Lannett Holdings, Inc.          Delaware




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